
                                      EXHIBIT 11




                    STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    -----------------------------------------------
                       (in thousands, except per share amounts)


                                 Three Months Ended       Nine Months Ended
                                    September 30            September 30
                               --------------------       ------------------
                                 1998         1997         1998        1997
                               --------------------       ------------------
Net income                     $15,915      $14,199       $41,800    $34,180
                               ====================       ==================
Average common shares
outstanding                     47,658       47,876        47,786     47,698

Common stock equivalents (1)       188          249           269        197
                               --------------------       ------------------
Diluted shares outstanding      47,846       48,125        48,055     47,895
                               ====================       ==================
Earnings per share             $   .33      $   .30       $   .87    $   .72
                               ====================       ==================
Diluted earnings per share     $   .33      $   .30       $   .87    $   .71
                               ====================       ==================


(1) Common stock equivalents represent the dilutive effect of outstanding stock options for all periods presented.